Exhibit 10.1

Avid Technology, Inc.

Notice of Grant of Incentive Stock Option under Amended and Restated 2005 Stock Incentive Plan

[NAME]

Employee ID: _____

Dear ___________,

This notice (the “Notice”) evidences the grant by Avid Technology, Inc. (the “Company”) on ____________ (the “Grant Date”) to you (the “Optionee”) of an incentive stock option to purchase ______ shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”) pursuant to the Company’s Amended and Restated 2005 Stock Incentive Plan (as amended from time to time, the “Plan”) at an exercise price of $____ per Share. The Optionee may obtain electronic copies of the Plan and the related Plan Prospectus from the same webpage that he or she obtained this Notice and the attached terms and conditions. The Notice, the attached terms and conditions, and the Plan, together constitute the complete agreement between the Optionee and the Company regarding this incentive stock option and the Shares.

The Shares will vest as set forth in the following schedule, and will become fully vested on the last date shown.

Number of Shares	Vest Type	Full Vest	Expiration

AVID TECHNOLOGY, INC.

By _______________________________	Date _______________________

Name:

Title:

Address:

Avid Technology, Inc.

Incentive Stock Option Grant

Terms and Conditions

1.           Grant of Option. The Company shall grant to the Optionee an option, subject to these terms and conditions, the attached Notice and the Plan, to purchase the number of Shares of Common Stock identified in the Notice at the price per Share set forth in the Notice. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Notice.

It is intended that the option evidenced hereby shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Optionee,” as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) and 424(f) of the Code.

2.           Vesting Schedule. Except as otherwise provided herein, this option may be exercised in whole or in part prior to the seventh anniversary (the “Final Exercise Date”) of the Grant Date, subject to the vesting schedule provided in the Notice. The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 or the Plan.

3.	Exercise of Option.

(a)       Form of Exercise. Each election to exercise this option shall be in a manner as determined by the Company from time to time and shall be accompanied by payment in full in accordance with Section 4. The Optionee may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional Share or for fewer than ten whole Shares.

(b)       Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Optionee, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company (an “Eligible Optionee”).

(c)       Termination of Relationship with the Company. If the Optionee ceases to be an Eligible Optionee for any reason, then, except as provided in Sections 3(d) and (e), the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Optionee was entitled to exercise this option on the date of such cessation. Notwithstanding anything to the contrary in these terms and conditions, the Notice or the Plan, if the Optionee’s employment with the Company is terminated, then this option shall be subject to any applicable, superseding vesting and exercise terms as set forth in the Optionee’s then-effective employment agreement, offer letter or other similar agreement with the Company, if any.

(d)       Exercise Period Upon Death, Disability or Retirement. If the Optionee dies, becomes disabled (within the meaning of Section 22(e)(3) of the Code) or retires prior to the Final Exercise Date while he or she is an Eligible Optionee and the Company has not terminated such relationship for “Cause” as defined in Section 3(e), this option shall be exercisable, within the period of one year following the date of death, disability or retirement of the Optionee, by the Optionee (or, in the case of death, by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Optionee on the date of his or her death, disability or retirement, and further provided that this option shall not be exercisable after the Final Exercise Date.

For purposes of this Section 3, “retirement” shall mean the cessation of employment with the Company for any reason other than “Cause” as defined in Section 3(e), by an Optionee who is at least 60 years of age and who has been employed continuously by the Company for the seven years immediately preceding the date of cessation of employment.

(e)       Discharge for Cause. If the Optionee, prior to the Final Exercise Date, is discharged by the Company for “Cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Optionee or willful failure by the Optionee to perform his or her responsibilities to the Company (including, without limitation, breach by the Optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Optionee and the Company), as determined by the Company, which determination shall be conclusive. Notwithstanding the foregoing, if the Optionee is party to an employment agreement, offer letter or other similar agreement with the Company that contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement. The Optionee shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Optionee’s resignation, that discharge for Cause was warranted.

(f)        Effect of Breach of Covenants. Notwithstanding anything to the contrary in Sections 3(c) and (d), if the Optionee, prior to the Final Exercise Date, breaches (as determined by the Company in its sole discretion) the non-competition, non-solicitation or confidentiality provisions of any employment or nondisclosure agreement or other similar agreement between the Optionee and the Company, the right to exercise this option shall terminate immediately upon such violation.

4.            Payment of Purchase Price. Common Stock purchased upon the exercise of this option shall be paid for as follows:

(a)       in cash or by check, payable to the order of the Company;

(b)       with the prior consent of the Company (which may be withheld in its sole discretion), by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(c)       if the Common Stock is registered under the Securities Exchange Act of 1934, by delivery of shares of Common Stock owned by the Optionee valued at their Fair Market Value (as defined in Section 5(h)(3) of the Plan), provided (i) such method of payment is then permitted under applicable law, (ii) such shares, if acquired directly from the Company, were owned by the Optionee for such minimum period of time, if any, as may be established by the Board in its discretion, and (iii) such shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(d)       to the extent permitted by applicable law and by the Board, by payment of such other lawful consideration as the Board may determine; or

(e)        by any combination of the above permitted forms of payment.

5.            Tax Matters.

(a)       Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Optionee pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option. In the Board’s discretion, and subject to such conditions as the Board may establish, such tax obligations may be paid in whole or in part in shares of Common Stock, including Shares retained from the option creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionee.

(b)       Disqualifying Disposition. If the Optionee disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Optionee shall notify the Company’s Stock Plan Manager by post or inter-office mail at Avid Technology, Inc., Building One, Mail Stop #5, One Park West, Tewksbury, MA 01876 of such disposition.

(c)       Termination of Employment. If the Optionee’s employment with the Company is terminated but such Optionee remains an Eligible Optionee, such Eligible Optionee must exercise this option (to the extent it is exercisable on the date of such termination) within three months following the Eligible Optionee’s termination in order for the option to receive incentive stock option treatment under Section 422 of the Code. After such three-month period, the option, to the extent exercisable, will convert to a nonstatutory stock option.

6.            Nontransferability of Option. This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Optionee, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Optionee, this option shall be exercisable only by the Optionee.

7.	Miscellaneous.

(a)       Governing Law. These terms and conditions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice or conflict of law provision.

(b)       Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(c)       Binding Effect. These terms and conditions shall be binding upon and inure to the benefit of the Company and the Optionee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 6.

(d)       Entire Agreement. These terms and conditions, the Notice and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.

(e)       Amendment. These terms and conditions may only be amended or modified in accordance with the Plan.